FORM 5
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Pubic Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

___  Check box if no longer
subject to Section 16.
Form 4 or Form 5 obligations
may continue. See Instruction
1(b).

___ Form 3 Holdings Reported

___ Form 4 Transactions Reported

1.   Name and Address of Reporting Person

     Melvena Alexander
     6564 SmokeTree Lane
     Paradise Valley, AZ 85253

2.   Issuer Name and Ticker or Trading Symbol

     Energy Producers, Inc. (EGPI)

3.   IRS or Social Security Number of Reporting Person (Voluntary)


4.   Statement for Month/Year

     January, 2002

5.   If Amendment, Date of Original (Month/Year)


6.   Relationship of Reporting Person to Issuer (Check all applicable)

     ____     Director                           ____     10% Owner

        X     Officer (give title below)         ____     Other (specify below)
     ------

              Secretary

Table 1 --  Non-Derivative  Securities  Acquired,  Disposed of, or  Beneficially
Owned
                                               Securities Acquired (A) or Disposed     Amount of
                                                of (D)                                 Securities        Ownership
                     Transaction                                                       Beneficially      Form:         Nature of
                     Date                                                              Owned at End      Direct (d)    Indirect
Title of             (Month/Day    Transaction                                         of Issuer's       or Indirect   Beneficial
Security             /Year)        Code        Amount        (A) or (D)   Price        Fiscal Year       (I)           Ownership
--------             ------        ----        ------        ----------   -----        -----------       ---           ---------
Common Stock                                                                            240,000           D


Notes: Item 2 includes 100,000 shares acquired as gifts from individuals. 25,000 from David Kronenberg; 25,000 from Dennis R. Alexander; 25,000 from Mel Herzog; 25,000 from Larry Trapp. 10,000 shares were given to William F. Hirk on February 5, 2001.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II - Derivative  Securities  Acquired,  Disposed of, or Beneficially Owned
(e.g., puts, calls, warrants, options, convertible securities)


1.Title of Derivative  2.Convers    3.Transacti   4.Transa     5.Number of         6.Date, Exercisable   7.Title and Amount
  Security               ion or       on Date       ction        Derivative          and Expiration        of Underlying
                         Exercise     (Month/D      Code         Securities          Date                  Securities
                         Price of     ay/Year)                   Acquired (A)
                         Derivati                                or Disposed of
                         ve                                      (D)
                         Security
                                                                 (A)      (D)       Date      Expir-       Title    Amount
                                                                                    Exercis   ation                 or
                                                                                    able      Date                  Number
                                                                                                                    of
                                                                                                                    Shares
Options                 .95                                       A                 11/30/    11/30/       Common   500,000
                                                                                    00        07


8.Price                 9.Number                10.Ownership            11.Nature
  of Derivative           of Derivative            of Derivative           of Indirect
  Security                Securities               Security:               Beneficial
                          Beneficially             Direct (D) or           Ownership
                          Owned at End of Year     Indirect (I)

 .95                       500,000                  D                       N/A
Explanation of Responses:



                                  /s/ Melvena Alexander                  1/31/02
                                  ---------------------                  -------
                                  **Signature of Reporting Person        Date